Exhibit 99.1

Exopack Performance Films Inc. Finalizes Purchase of Canadian Film Facility

WHITBY, Ontario, Canada & SPARTANBURG, S.C.—(BUSINESS WIRE)—Exopack Performance Films (“Exopack”) today finalized the purchase of the performance films division of DuPont Liquid Packaging Systems (“Liqui-Box”). This purchase includes the Sclairfilm® and Dartek® operations at Liqui-Box’s former Whitby, Ontario facility. These film products are used in a variety of packaging and industrial applications.

The Whitby, Ontario operation will be led by Ron Tutak, Performance Films Sales/Site Manager. Ron’s broad knowledge of the operation and familiarity with the facility’s current customer base will be tremendous assets as Exopack works through a brief transition period and identifies growth opportunities resulting from this acquisition. Ron will report to Doug Bengtson, who has recently been named Vice President of Exopack Performance Films.

“We are very excited about this opportunity to expand our capabilities and product offerings with the purchase of this facility,” said Bengtson. “We are also delighted to add the customers of the Whitby facility to our family of important stakeholders.”

Exopack Performance Films Inc. is an affiliate of Sun Capital Partners, Inc., a leading private investment firm located in Boca Raton, Florida.

About Exopack Holding Corp.

Currently managing seventeen production facilities strategically positioned across North America and the United Kingdom, as well as a global network of alliance partners, Exopack is an established leader in the development, manufacture, and sourcing of paper and plastic flexible solutions for various consumer and industrial end-use markets. Both Exopack Holding Corp. and Exopack Performance Films Inc. are affiliate companies of Sun Capital Partners, Inc. For more information, please visit www.exopack.com or call (877) 447-3539.

About Sun Capital Partners, Inc.

Sun Capital Partners, Inc. is a leading private investment firm focused on leveraged buyouts, equity, debt, and other investments in market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital affiliates have invested in and managed more than 165 companies worldwide with combined sales in excess of $35.0 billion. Sun Capital has offices in Boca Raton, Los Angeles, New York, and affiliates with offices in London, Shenzhen, and Tokyo.

Exopack® is a registered trademark of Exopack Holding Corp. Dartek® is a registered trademark of Exopack Performance Films Inc. Sclairfilm® is a registered trademark of Nova Chemicals Corporation. Used under license.